EXHIBIT 99.1

Upexi Buys Additional Locked SOL at a Discount for $11.8 million

Purchases 77,879 locked SOL for $11.8 million

Upexi now has 679,677 SOL, valued at $121.2 million at the current price of $178.261

TAMPA, FL – May 28, 2025 – Upexi, Inc. (NASDAQ: UPXI), a brand owner specializing in the development, manufacturing, and distribution of consumer products with diversification into the cryptocurrency space, today announced it purchased 77,879 locked SOL at $151.50 each for a total of $11.8 million. At the current $178.26 price of SOL, this represents a $2.1 million, or 17.7%, built-in gain for investors.

Upexi now holds 679,677 SOL, acquired for $96.5 million and valued at $121.2 million, for a gain of $24.5 million inclusive of both SOL appreciation and the discount. 58% of Upexi’s SOL is locked and was purchased at a discount.

Allan Marshall, CEO of Upexi, commented, "Our recent purchase both provides investors access to discounted locked Solana that they may not otherwise have, while also effectively doubling the staking yield in a safe and prudent manner. We remain laser-focused on acquiring and HODLing as much SOL as possible for the benefit of our shareholders.”

1Spot price of $178.26 at 5:00 pm EST on May 27, 2025.

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing and distribution of consumer products. The Company has entered the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Brian Rudick, Chief Strategy Officer

Email: brian.rudick@upexi.com

Phone: (216) 347-0473

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254